Exhibit 99.1

FOR RELEASE ON WEDNESDAY,

OCTOBER 29, 1:00 PM PT

Contact:	Ami Knoefler
Director, Corporate Communications
510-284-6350 or 510-284-6605

ABGENIX AND ASTRAZENECA SUCCESSFULLY CLOSE EQUITY
TRANSACTION FOR NEW ONCOLOGY ALLIANCE

- Abgenix Issues $100 Million of Convertible Preferred Stock to AstraZeneca -

FREMONT, Calif., October 29, 2003 — Abgenix, Inc. (Nasdaq: ABGX) today announced that its new oncology agreement with AstraZeneca has been successfully closed following the satisfaction of all conditions, including expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Abgenix and AstraZeneca announced a broad collaboration, license and investment alliance to discover, develop and commercialize fully human monoclonal antibodies to treat cancer on October 16, 2003.  In addition, Abgenix has issued convertible preferred stock to AstraZeneca for an immediate payment of $100 million by AstraZeneca.

The oncology alliance calls for the joint discovery and development of therapeutic antibodies for up to 36 cancer targets to be commercialized exclusively worldwide by AstraZeneca.   Abgenix may receive milestone and royalty payments, as well as payments for preclinical studies, early clinical research, process development, and both clinical and commercial manufacturing. In addition, the collaboration will involve the selection and development of an additional pool of antibodies by Abgenix, which the companies may elect to further develop on an equal cost and profit sharing basis. As part of the collaboration, AstraZeneca has made a $100 million investment in Abgenix convertible preferred stock, convertible into Abgenix common stock by AstraZeneca at $30 per share.  Upon the achievement of certain milestones, Abgenix may also require AstraZeneca to invest an additional $60 million in Abgenix convertible preferred stock.

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About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing capabilities, other than statements of historical fact, and about its projected financial results and the achievement of milestone or similar payments, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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